Exhibit 99.1

Fifth Street Finance Corp. Announces Quarter Ended June 30, 2017 Financial Results

GREENWICH, CT, August 9, 2017 - Fifth Street Finance Corp. (NASDAQ:FSC) ("FSC" or "we") today announced its financial results for the third fiscal quarter ended June 30, 2017.

Third Fiscal Quarter 2017 and Post-Quarter Highlights

•	Net investment income of $19.4 million, or $0.14 per share;

•	Net asset value per share of $7.17;

•	Closed $188.1 million of new investments; and

•	Our Board of Directors declared a quarterly dividend of $0.125 per share, payable on December 29, 2017 to stockholders of record on December 15, 2017, in addition to our previously declared September quarterly dividend of $0.125 per share.

Portfolio and Investment Activity

FSC's Board of Directors determined the fair value of our investment portfolio at June 30, 2017 to be $1.8 billion, as compared to $2.2 billion at September 30, 2016. Total assets were $2.0 billion at June 30, 2017, as compared to $2.3 billion at September 30, 2016.

During the quarter ended June 30, 2017, we closed $188.1 million of investments in 25 new and three existing portfolio companies and funded $192.3 million across new and existing portfolio companies. This compares to closing $276.6 million of investments in 11 new and five existing portfolio companies and funding $269.1 million during the quarter ended June 30, 2016. During the quarter ended June 30, 2017, we received $161.1 million in connection with the full repayments and exits of nine of our investments, and an additional $11.2 million in connection with other paydowns and sales of investments.

At June 30, 2017, our portfolio consisted of investments in 133 companies, 107 of which were completed in connection with investments by private equity sponsors. Our portfolio also included our investment in Senior Loan Fund JV I, LLC ("SLF JV I"), seven public bond issuances and 18 investments in private equity funds. At fair value, 89.4% of our portfolio consisted of debt investments and 74.1% of our portfolio consisted of senior secured loans. Our average portfolio company debt investment size at fair value was $16.0 million at June 30, 2017, versus $19.7 million at September 30, 2016.

At June 30, 2017, SLF JV I had $322.0 million in assets, including senior secured loans to 37 portfolio companies.  The joint venture generated income of $3.0 million for FSC during the third fiscal quarter.

Our weighted average yield on debt investments at June 30, 2017, including the return on SLF JV I, was 10.3% and included a cash component of 9.1%. At June 30, 2017 and September 30, 2016, $1.3 billion and $1.6 billion, respectively, of our debt investments at fair value bore interest at floating rates, which represented 79.5% and 80.9%, respectively, of our total portfolio of debt investments at fair value.

Results of Operations

Total investment income for the quarters ended June 30, 2017 and June 30, 2016 was $44.9 million and $64.0 million, respectively. For the quarter ended June 30, 2017, the amount primarily consisted of $38.8 million of cash interest income from portfolio investments. For the quarter ended June 30, 2016, the amount primarily consisted of $49.6 million of cash interest income from portfolio investments. For the quarter ended June 30, 2017, payment-in-kind ("PIK") interest income net of PIK collected in cash represented 5.1% of total investment income.

Net expenses for the quarters ended June 30, 2017 and June 30, 2016 were $25.5 million and $34.9 million, respectively. Net expenses decreased for the quarter ended June 30, 2017 as compared to the quarter ended June 30, 2016, due primarily to a $6.5 million decrease in base management fees and incentive fees paid to our investment adviser, which was attributable to a reduction in the size of our portfolio, a $1.9 million decrease in interest expense attributable to lower levels of outstanding debt in the current period, and a $1.0 million decrease in professional fees attributable to the settlement of litigation matters.

Net realized and unrealized losses on our investment portfolio for the quarters ended June 30, 2017 and June 30, 2016 were $25.4 million and $34.3 million, respectively.

Liquidity and Capital Resources

At June 30, 2017, we had $158.7 million of cash and cash equivalents (including $15.1 million of restricted cash), portfolio investments (at fair value) of $1.8 billion, $8.2 million of interest, dividends and fees receivable, $23.7 million of net payables from unsettled transactions, $145.9 million of U.S. Small Business Administration ("SBA") debentures payable (net of unamortized financing costs), $345.5 million of borrowings outstanding under our credit facilities, $405.7 million of unsecured notes payable (net of unamortized financing costs), $13.6 million of secured borrowings and unfunded commitments of $147.7 million. Our regulatory leverage ratio was 0.76x debt-to-equity, excluding the debentures issued by our small business investment company ("SBIC") subsidiaries.

At September 30, 2016, we had $130.4 million of cash and cash equivalents (including $12.4 million of restricted cash), portfolio investments (at fair value) of $2.2 billion, $15.6 million of interest, dividends and fees receivable, $210.0 million of SBA debentures payable (net of unamortized financing costs), $516.3 million of borrowings outstanding under our credit facilities, $404.6 million of unsecured notes payable (net of unamortized financing costs), $18.4 million of secured borrowings and unfunded commitments of $215.7 million. Our regulatory leverage ratio was 0.83x debt-to-equity, excluding the debentures issued by our SBIC subsidiaries.

Dividend Declaration

In addition to our previously declared quarterly dividend of $0.125 per share, which is payable on September 29, 2017 to stockholders of record on September 15, 2017, our Board of Directors met on August 7, 2017 and declared a quarterly dividend of $0.125 per share, payable on December 29, 2017 to stockholders of record on December 15, 2017.

Dividends are paid primarily from distributable (taxable) income. To the extent our taxable earnings for a fiscal taxable year fall below the total amount of our dividend distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to our stockholders. Our Board of Directors determines dividends based on estimates of distributable (taxable) income, which differ from book income due to temporary and permanent differences in income and expense recognition and changes in unrealized appreciation and depreciation on investments.

Stock Repurchase Program

On November 28, 2016, our Board of Directors approved a common stock repurchase program authorizing us to repurchase up to $12.5 million of the outstanding shares of our common stock through November 28, 2017. During the quarter ended December 31, 2016, we repurchased 2.3 million shares of common stock in the open market at an aggregate cost of $12.5 million, bringing the total amount repurchased during calendar year 2016 to $50.0 million. During the quarter ended June 30, 2017, we did not repurchase any shares of our common stock under the common stock repurchase program. As of June 30, 2017, there is no availability under the common stock repurchase program to repurchase additional common stock.

Portfolio Asset Quality

We utilize the following investment ranking system to assess and monitor our debt investment portfolio:

•	Investment Ranking 1 is used for debt investments that are performing above expectations and/or capital gains are expected.

•	Investment Ranking 2 is used for debt investments that are performing substantially within our expectations, and whose risks remain materially consistent with the potential risks at the time of the original or restructured investment. All new debt investments are initially ranked 2.

•	Investment Ranking 3 is used for debt investments that are performing below our expectations and for which risk has materially increased since the original or restructured investment. The portfolio company may be out of compliance with debt covenants and may require closer monitoring. To the extent that the underlying agreement has a PIK interest provision, debt investments with a ranking of 3 are generally those on which we are not accruing PIK interest.

•	Investment Ranking 4 is used for debt investments that are performing substantially below our expectations and for which risk has increased substantially since the original or restructured investment. Debt investments with a ranking of 4 are those for which some loss of principal is expected and are generally those on which we are not accruing cash interest.

At June 30, 2017 and September 30, 2016, the distribution of our debt investments on the 1 to 4 investment ranking scale at fair value was as follows (dollars in thousands):

Investment Ranking	June 30, 2017				September 30, 2016 (2)
	Fair Value	% of Portfolio	Leverage Ratio		Fair Value	% of Portfolio	Leverage Ratio
1	$16,258	1.02%	NM	(1)	$38,172	1.94%	3.47
2	1,426,008	89.05	4.24		1,792,896	90.79	4.51
3	100,127	6.25	NM	(1)	41,163	2.08	NM	(1)
4	58,971	3.68	NM	(1)	102,581	5.19	NM	(1)
Total	$1,601,364	100.00%	4.24		$1,974,812	100.00%	4.49

_____________

(1)                  Due to operating performance this ratio is not measurable and, as a result, is excluded from the total portfolio calculation.

(2)                  Beginning as of December 31, 2016, we have revised our investment ranking scale to include only debt investments. Accordingly, in order to make the table comparative, we revised the investment ranking table as of September 30, 2016 to exclude equity investments.

We may from time to time modify the payment terms of our debt investments, either in response to current economic conditions and their impact on certain of our portfolio companies or in accordance with tier pricing provisions in certain loan agreements. As of June 30, 2017, we had modified the payment terms of our debt investments in 12 portfolio companies. Such modified terms may include increased PIK interest rates and reduced cash interest rates. These modifications, and any future modifications to our loan agreements, may limit the amount of interest income that we recognize from the modified investments, which may, in turn, limit our ability to make distributions to our stockholders.

As of June 30, 2017, there were seven investments on which we had stopped accruing cash and/or PIK interest or original issue discount ("OID") income that represented 11.3% of our debt portfolio at cost and 5.6% at fair value in the aggregate.

Recent Developments

On July 13, 2017, our investment adviser entered into an asset purchase agreement with Oaktree Capital Management, L.P. ("Oaktree"), under which Oaktree would become the new investment adviser to FSC and Fifth Street Senior Floating Rate Corp, subject to the approval of a new investment advisory agreement between us and Oaktree by our stockholders and certain other closing conditions. Oaktree would pay gross cash consideration of $320 million upon the close of the transaction, which is expected to occur during our first fiscal quarter of 2018.

Fifth Street Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	June 30, 2017	September 30, 2016
ASSETS
Investments at fair value:
Control investments (cost June 30, 2017: $436,549; cost September 30, 2016: $456,493)	$380,353	$388,267
Affiliate investments (cost June 30, 2017: $34,036; cost September 30, 2016: $34,955)	37,349	39,769
Non-control/Non-affiliate investments (cost June 30, 2017: $1,419,423; cost September 30, 2016: $1,792,410)	1,372,836	1,737,455
Total investments at fair value (cost June 30, 2017: $1,890,008; cost September 30, 2016: $2,283,858)	1,790,538	2,165,491
Cash and cash equivalents	143,622	117,923
Restricted cash	15,053	12,439
Interest, dividends and fees receivable	8,158	15,568
Due from portfolio companies	6,487	4,077
Receivables from unsettled transactions	—	5,346
Deferred financing costs	1,305	2,234
Insurance recoveries receivable	—	19,729
Other assets	1,941	478
Total assets	$1,967,104	$2,343,285

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$2,983	$2,533
Base management fee and Part I incentive fee payable	9,085	15,958
Due to FSC CT	1,370	2,204
Interest payable	8,229	3,912
Amounts payable to syndication partners	—	754
Director fees payable	204	566
Payables from unsettled transactions	23,749	6,234
Legal settlements payable	—	19,500
Credit facilities payable	345,495	516,295
SBA debentures payable (net of $2,080 and $3,289 of unamortized financing costs as of June 30, 2017 and September 30, 2016, respectively)	145,920	210,011
Unsecured notes payable (net of $5,042 and $5,956 of unamortized financing costs as of June 30, 2017 and September 30, 2016, respectively)	405,744	404,630
Secured borrowings at fair value (proceeds June 30, 2017: $13,810; proceeds September 30, 2016: $18,929)	13,575	18,400
Total liabilities	956,354	1,200,997
Commitments and contingencies
Net assets:
Common stock, $0.01 par value, 250,000 shares authorized; 140,961 shares issued and outstanding at June 30, 2017; 143,259 shares issued and outstanding at September 30, 2016	1,409	1,433
Additional paid-in-capital	1,579,278	1,591,467
Net unrealized depreciation on investments and secured borrowings	(99,235)	(117,838)
Net realized loss on investments and secured borrowings	(457,517)	(306,228)
Accumulated overdistributed net investment income	(13,185)	(26,546)
Total net assets (equivalent to $7.17 and $7.97 per common share at June 30, 2017 and September 30, 2016, respectively)	1,010,750	1,142,288
Total liabilities and net assets	$1,967,104	$2,343,285

Fifth Street Finance Corp.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended June 30, 2017	Three months ended June 30, 2016	Nine months ended June 30, 2017	Nine months ended June 30, 2016
Interest income:
Control investments	$3,710	$4,863	$11,104	$12,518
Affiliate investments	977	1,016	2,961	3,092
Non-control/Non-affiliate investments	33,892	43,650	106,409	134,265
Interest on cash and cash equivalents	214	111	497	262
Total interest income	38,793	49,640	120,971	150,137
PIK interest income:
Control investments	1,523	1,517	5,445	3,577
Affiliate investments	195	203	592	618
Non-control/Non-affiliate investments	855	1,820	2,928	5,772
Total PIK interest income	2,573	3,540	8,965	9,967
Fee income:
Control investments	307	1,183	929	2,402
Affiliate investments	12	37	741	308
Non-control/Non-affiliate investments	2,085	2,220	7,155	14,730
Total fee income	2,404	3,440	8,825	17,440
Dividend and other income:
Control investments	1,080	2,255	3,384	6,373
Non-control/Non-affiliate investments	67	5,151	87	4,795
Total dividend and other income	1,147	7,406	3,471	11,168
Total investment income	44,917	64,026	142,232	188,712
Expenses:
Base management fee	7,912	10,049	24,561	31,847
Part I incentive fee	3,482	7,864	10,713	15,689
Professional fees	952	1,971	3,739	13,395
Board of Directors fees	205	176	595	775
Interest expense	11,262	13,149	37,163	41,034
Administrator expense	407	488	1,557	1,602
General and administrative expenses	1,367	1,233	4,154	3,525
Loss on legal settlements	—	19,150	3	19,150
Total expenses	25,587	54,080	82,485	127,017
Base management fee waived	(60)	(81)	(182)	(258)
Insurance recoveries	—	(19,079)	(1,259)	(19,079)
Net expenses	25,527	34,920	81,044	107,680
Net investment income	19,390	29,106	61,188	81,032
Unrealized appreciation (depreciation) on investments:
Control investments	(2,479)	(24,024)	12,030	(42,872)
Affiliate investments	(839)	1,237	(1,501)	901
Non-control/Non-affiliate investments	(9,953)	33,651	8,368	(32,204)
Net unrealized appreciation (depreciation) on investments	(13,271)	10,864	18,897	(74,175)
Net unrealized (appreciation) depreciation on secured borrowings	124	(374)	(294)	133
Realized gain (loss) on investments and secured borrowings:
Control investments	(13,058)	—	(58,994)	(8,148)
Affiliate investments	—	3	—	3
Non-control/Non-affiliate investments	758	(44,817)	(92,295)	(61,968)
Net realized loss on investments and secured borrowings	(12,300)	(44,814)	(151,289)	(70,113)
Net decrease in net assets resulting from operations	$(6,057)	$(5,218)	$(71,498)	$(63,123)
Net investment income per common share — basic	$0.14	$0.20	$0.43	$0.55
Loss per common share — basic	$(0.04)	$(0.04)	$(0.50)	$(0.43)
Weighted average common shares outstanding — basic	140,961	145,569	141,599	148,354
Net investment income per common share — diluted	$0.14	$0.20	$0.43	$0.53
Loss per common share — diluted	$(0.04)	$(0.04)	$(0.50)	$(0.43)
Weighted average common shares outstanding — diluted	140,961	145,569	141,599	153,585
Distributions per common share	$0.02	$0.18	$0.34	$0.54

Conference Call Information

Due to the pending transaction with Oaktree, FSC will not have an earnings call or webcast for its third quarter results.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors.  FSC originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments.  FSC's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments. FSC has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with approximately $4 billion in assets under management. With a track record of nearly 20 years, the Fifth Street platform received the 2015 ACG New York Champion's Award for "Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for "Senior Lender Firm of the Year," "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions.  FSC's website can be accessed at fsc.fifthstreetfinance.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements, because they relate to future events or our future performance or financial condition. Forward-looking statements may include statements as to the future operating results, dividends and business prospects of FSC. Words such as "believes," "expects," "seeks," "plans," "should," "estimates," "project," and "intend" indicate forward-looking statements, although not all forward-looking statements include these words. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those implied or expressed in these forward-looking statements for any reason. Such factors are identified from time to time in FSC's filings with the Securities and Exchange Commission and include changes in the economy and the financial markets, the timing of any assignment of the current investment advisory agreement with Fifth Street Management, whether and when Oaktree Capital Management, L.P. will become the investment adviser to FSC and future changes in laws or regulations and conditions in FSC's operating areas. FSC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Investor Contact:

Robyn Friedman, Executive Director, Head of Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

James Golden / Aura Reinhard / Andrew Squire

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449